Exhibit (a)(1)(A)

ISSUER REPURCHASE NOTICE

TO HOLDERS OF

3.125% EXCHANGEABLE SENIOR NOTES DUE 2035

ISSUED BY

EXTRA SPACE STORAGE LP

CUSIP Number: 30225VAD9

NOTICE IS HEREBY GIVEN pursuant to Section 15.01 of the Indenture, dated as of September 21, 2015 (the “Indenture”), among Extra Space Storage LP, as Issuer (referred to as “we” or the “Company”), Extra Space Storage Inc., as Guarantor (the “Guarantor”), and Wells Fargo Bank, N.A., as trustee and paying agent (the “Trustee” or “Paying Agent”), that, at the option of each holder (“Holder”) of the Company’s 3.125% Exchangeable Senior Notes due 2035 (the “Notes”), which are fully and unconditionally guaranteed by the Guarantor, the Company will repurchase such Holder’s Notes for 100% of the principal amount of the Notes (the “Repurchase Price”) on October 1, 2020 (the “Repurchase Date”), subject to the terms and conditions of the Indenture, the Notes and this notice (the “Issuer Repurchase Notice”) and related notice materials, as amended and supplemented from time to time (the “Put Option”). Holders may surrender their Notes from 4:00 p.m., New York City time, on Friday, August 21, 2020 through 5:00 p.m., New York City time, on Tuesday, September 29, 2020 (the “Expiration Date”), which is the second Business Day immediately preceding the Repurchase Date. Note that, because the Repurchase Date is an Interest Payment Date (as defined in the Indenture), no interest on the Notes is expected to be paid in connection with the Put Option. However, the Company will pay $15.63 per $1,000 principal amount of Notes, which is the amount of accrued and unpaid interest on the Notes to, but excluding the Repurchase Date, on October 1, 2020 to Holders of record on September 15, 2020. Unless the Company defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date. Notes as to which a Repurchase Notice (as defined below) has been given may be exchanged only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

To exercise your option to have the Company purchase your Notes and receive the Repurchase Price, you must validly surrender the Notes along with a duly executed repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on September 30, 2020, which is the Business Day immediately prior to the Repurchase Date, by delivering to the paying agent a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 15.03 of the Indenture. The right of Holders to surrender their Notes for purchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Trustee and Paying Agent is:

Wells Fargo Bank, N.A.

Regular Mail, Registered & Certified Mail, or Courier:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 South Fourth Street, 7th Floor

Minneapolis, MN 55415

Facsimile (eligible institutions only): 1-877-407-4679

Telephone Inquiries: (800) 344-5128

Email Inquiries: bondholdercommunications@wellsfargo.com

In addition to the contact information for the Trustee and Paying Agent above, questions and requests for assistance may be directed to Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121, Attn: Investor Relations, telephone number (801) 365-4600, email is investorrelations@extraspace.com.

Dated: August 21, 2020

TABLE OF CONTENTS

SUMMARY TERM SHEET	3
IMPORTANT INFORMATION CONCERNING THE PUT OPTION	6
1. Information Concerning the Company	6
2. Information Concerning the Notes	6
2.1 The Company’s Obligation to Purchase the Notes	6
2.2 Repurchase Price	6
2.3 Source of Funds	7
2.4 Exchange Rights of the Notes	7
2.5 Market for the Notes and the Guarantor’s Common Stock	8
2.6 Redemption	8
2.7 Ranking	8
2.8 Dividends	8
3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase	8
3.1 Method of Delivery	9
3.2 Agreement to be Bound by the Terms of the Put Option	9
3.3 Delivery of Notes	10
4. Right of Withdrawal	10
5. Payment for Surrendered Notes	11
6. Notes Acquired	11
7. Plans or Proposals of the Company and the Guarantor	11
8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes	12
9. Purchases of Notes by the Company, the Guarantor and its Affiliates	12
10. Agreements Involving the Company’s Securities	12
11. Material U.S. Federal Income Tax Consequences	12
12. Additional Information	16
13. No Solicitations	17
14. Definitions	17
15. Conflicts	17

No person has been authorized to give any information or to make any representation other than those contained in this Issuer Repurchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Issuer Repurchase Notice is accurate as of any date other than the date on the front of this Issuer Repurchase Notice. The Issuer Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time subsequent to the date of such information. None of the Company, the Guarantor or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Extra Space Storage LP, a Delaware limited partnership (the “Company” or “we”), is obligated, at your option, to purchase your validly surrendered 3.125% Exchangeable Senior Notes due 2035 (the “Notes”), which are fully and unconditionally guaranteed by Extra Space Storage Inc., a Maryland corporation and the indirect general partner of the Company (the “Guarantor”). (Page 6)

Why is the Company offering to purchase my Notes?

The right of each holder (the “Holder”) of the Notes to sell, and the obligation of the Company to purchase, such Holder’s Notes pursuant to the Put Option is a term of the Notes and has been a right of Holders from the time the Notes were issued on September 21, 2015. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture. (Page 6)

What Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of August 20, 2020 there was approximately $575.0 million aggregate principal amount of the Notes outstanding. The Notes were issued under an Indenture, dated as of September 21, 2015 (the “Indenture”), among the Company, as issuer, the Guarantor, as guarantor, and Wells Fargo Bank, N.A., as trustee (the “Trustee” or “Paying Agent”). (Page 6)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes (the “Repurchase Price”) with respect to any and all Notes validly surrendered for purchase and not withdrawn. (Page 6)

How will the Company fund the purchase of the Notes?

We intend to use available cash and/or borrowings under our available $950 million unsecured revolving lines of credit to fund the purchase of the Notes. (Page 7)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Guarantor’s common stock, par value $0.01 per share (the “Common Stock”), into which the Notes are exchangeable and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Option. The Common Stock of the Guarantor into which the Notes are exchangeable is listed on the New York Stock Exchange (“NYSE”) under the symbol “EXR”. On August 20, 2020, the closing price of the Common Stock on the NYSE was $104.16 per share. (Page 8)

What does the board of directors of the Company think of the Put Option?

The Company is managed by the Guarantor through ESS Holdings Business Trust I, the Company’s sole general partner and a wholly-owned subsidiary of the Guarantor. Consequently, the Company does not have its own separate directors or executive officers. The board of directors of the Guarantor has not made any recommendation as to whether you should surrender your Notes for purchase in the Put Option. You must make your own decision whether to surrender your Notes for purchase in the Put Option and, if so, the amount of Notes to surrender. (Pages 7, 17)

When does the Put Option expire?

The Put Option expires at 5:00 p.m., New York City time, on Tuesday, September 29, 2020 (the “Expiration Date”), which is the second Business Day immediately preceding October 1, 2020 (the “Repurchase Date”). We will not extend the period Holders have to accept the Put Option unless required to do so by federal securities laws. (Page 6)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice. (Page 6)

How do I surrender my Notes?

There are three ways to surrender your Notes:

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf electronically through DTC’s transmittal process.

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Participant Tender Offer Program (“PTOP”), subject to the applicable procedures of DTC.

•

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to surrender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Repurchase Notice. (Page 10)

If I surrender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly on or after the Repurchase Date. We will forward to the Paying Agent, prior to 11:00 a.m., New York City time, on Thursday, October 1, 2020, the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 11)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on September 30, 2020, which is the Business Day immediately prior to the Repurchase Date. (Pages 10-11)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on September 30, 2020. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 15.03 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on September 30, 2020. (Pages 10-11)

Do I need to do anything if I do not wish to surrender my Notes for purchase?

No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Pages 8-9)

However, see “If I do not surrender my Notes for Purchase, will I continue to be able to exercise my exchange rights” below, regarding the Company’s ability to redeem any Notes outstanding on October 5, 2020 pursuant to its option under Section 16.01 of the Indenture.

If I choose to surrender my Notes for purchase, do I have to surrender all of my Notes?

No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount of $1,000 or an integral multiple thereof. (Pages 8-9)

If I do not surrender my Notes for purchase, will I continue to be able to exercise my exchange rights?

Yes. If you do not surrender your Notes for purchase, your exchange rights will not be affected. The Notes are currently exchangeable at an Exchange Price of approximately $91.16 per share and an Exchange Rate of approximately 10.9694 shares of Common Stock per $1,000 principal amount of the Notes. You will continue to have the right to exchange each $1,000 principal amount of Notes into shares of Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Page 7)

However, beginning October 5, 2020, the Notes are redeemable for cash at any time at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. (Page 8)

How do I exercise my exchange rights?

Holders of the Notes have the right to exchange their Notes in certain circumstances, including during an open exchange period from, and including, July 1, 2020 to the close of business on the business day immediately preceding October 1, 2020.

There are three ways to exchange your Notes:

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to exchange the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should exchange your Notes electronically through PTOP, subject to the applicable procedures of DTC.

•

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to exchange Notes pursuant to their exchange right and holds physical certificates evidencing such Notes must complete and sign a notice of exchange in the form attached hereto as Annex B (an “Exchange Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Exchange Notice, together with the certificates evidencing the Notes being Exchanged and all necessary endorsements, to Wells Fargo Bank, National Association, as the exchange agent.

During the current open exchange period, we will settle our exchange obligation in excess of the aggregate principal amount entirely in shares of the Guarantor’s common stock. On May 15, 2020, we filed a registration on Form S-3 (File No. 333-231506) (the “Resale Registration Statement”), which became effective automatically upon filing, and related prospectus supplements related to the resale Guarantor’s common stock issuable upon exchange of the Notes. Shares of the Guarantor’s common stock, if any, issued upon exchange will bear a legend set forth in the Indenture restricting transfers unless the Holder is named in the Resale Registration Statement. Holders of Notes can be named in the Resale Registration Statement by following the procedures set forth in the Registration Rights Agreement, dated September 21, 2015, among the Company, the Guarantor, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, including providing a Notice and Questionnaire in the form attached hereto as Annex C. (Pages 7-8)

Will the receipt of cash in exchange for Notes pursuant to the Put Option be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. (Pages 12-16)

Who is the Paying Agent?

Wells Fargo Bank, N.A., the Trustee under the Indenture, is serving as Paying Agent (the “Paying Agent”) in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Issuer Repurchase Notice.

Who can I talk to if I have questions about the Put Option?

Questions and requests for assistance in connection with the surrender of Notes for purchase in the Put Option may be directed to the Company at: Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121, Attn: Investor Relations, telephone number (801) 365-4600, email is investorrelations@extraspace.com.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. The Company is obligated to purchase the Notes, which are fully and unconditionally guaranteed by the Guarantor, at specified times and upon the occurrence of designated events subject to the terms and conditions specified in the Indenture and the Notes. The Notes are exchangeable into the Common Stock of the Guarantor, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

We own, operate, manage, acquire, develop and redevelop professionally managed self-storage properties (“stores”). As of June 30, 2020, we owned or had ownership interests in 1,178 operating stores. Of these stores, 927 are wholly-owned, six are in consolidated joint ventures, and 245 are in unconsolidated joint ventures. In addition, we managed an additional 700 stores for third parties bringing the total number of stores which we own and/or manage to 1,878. These stores are located in 40 states, Washington, D.C. and Puerto Rico.

The Guarantor operates as a real estate investment trust for U.S. federal income tax purposes and the Company is the entity through which we conduct our business and own our assets. Our principal executive offices are located at 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121. Our telephone number is (801) 365-4600.

2. Information Concerning the Notes. The Notes were issued under the Indenture, dated as of September 21, 2015, among the Company, the Guarantor and the Trustee. The Notes mature on October 1, 2035.

2.1 The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, the Company is obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the Holder’s option, on October 1, 2020, the Repurchase Date. This Put Option will expire at 5:00 p.m., New York City time, on Thursday, September 29, 2020, the Expiration Date, which is the second Business Day immediately preceding the Repurchase Date. The Indenture does not provide us the right to extend the period Holders have to accept the Put Option. Nonetheless, if we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Issuer Repurchase Notice that we will distribute to registered Holders, and we will make a public announcement by means of a press release of such change or waiver promptly afterward. We may be required to extend the Repurchase Date for a period of five to ten Business Days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten Business Day period. If we are required to extend the Repurchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Repurchase Date and do not accept and pay for surrendered Notes promptly after October 1, 2020, such failure to pay would be a default under the Indenture. The purchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Issuer Repurchase Notice.

Beginning October 5, 2020, the Notes are redeemable for cash at any time at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

2.2 Repurchase Price. Pursuant to the Notes, the repurchase price to be paid by the Company for the Notes on the Repurchase Date is the Repurchase Price. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase prior to 5:00 p.m., New York City time, on September 29, 2020 and not validly withdrawn prior to 5:00 p.m., New York City time, on September 30, 2020. Notes surrendered for purchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase.

None of the Company, the Guarantor or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder’s assessment of the current market value of the Notes and the Common Stock and other relevant factors.

2.3 Source of Funds. In the event any Notes are surrendered and accepted for payment, we intend to use available cash and/or borrowings under our available $950 million unsecured revolving lines of credit to pay the Repurchase Price for the Notes. Our unsecured lines of credit consist of up to $650 million available under the Amended and Restated Credit Agreement, dated December 7, 2018, among Extra Space Storage Inc., Extra Space Storage LP, U.S. Bank National Associate, as administrative agent, certain other financial institutions acting as syndication agents, documentation agents and lead arrangers and book runners, and certain lenders party thereto (as amended, the “Credit Line 1”) and up to $300 million available under the Credit Agreement, dated June 17, 2020, among Extra Space Storage Inc., Extra Space Storage LP, U.S. Bank National Association, as administrative agent, and certain other financial institutions acting as documentation agents, lead arranger and book runners, and certain lenders party thereto (the “Credit Line 2”).

As of August 20, 2020, we had drawn down $272 million on Credit Line 1, with an interest rate of 1.06%, which is based on the one-month LIBOR rate plus 0.9%. As of August 20, 2020, we did not have any amounts drawn on Credit Line 2, and any amount drawn would bear an interest rate equal to the greater of (i) the one-month LIBOR rate and (ii) 0.25%, plus 1.2%. The maturity dates for Credit Line 1 and Credit Line 2 are January 29, 2023 and June 17, 2021, respectively, subject to certain extensions.

We have no current plans or arrangements to fund the repayment of borrowings under our unsecured line of credit that we will use to pay the Repurchase Price in the event any Notes are surrendered and accepted for payment. In the past, we have temporarily repaid borrowings under our unsecured line of credit with net proceeds from debt and equity offerings, among other things.

2.4 Exchange Rights of the Notes. Holders of the Notes have the right to exchange their Notes in certain circumstances, including during an open exchange period from, and including, July 1, 2020 to the close of business on the business day immediately preceding October 1, 2020. Holders that do not surrender their Notes for purchase pursuant to the Put Option will maintain the right to exchange their Notes into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. The Notes are currently exchangeable at an Exchange Price of approximately $91.16 per share and an Exchange Rate of approximately 10.9694 shares per $1,000 principal amount of Notes. Any Notes which are surrendered pursuant to the Put Option may be exchanged in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on September 30, 2020, as described in Section 4 below.

There are three ways to exchange your Notes:

•

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to exchange the Notes on your behalf through the transmittal procedures of DTC.

•	If you are a DTC participant, you should exchange your Notes electronically through PTOP, subject to the applicable procedures of PTOP.

•

While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to exchange Notes pursuant to their exchange right and holds physical certificates evidencing such Notes must complete and sign a notice of exchange in the form attached hereto as Annex B (an “Exchange Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Exchange Notice, together with the certificates evidencing the Notes being Exchanged and all necessary endorsements, to Wells Fargo Bank, National Association, as the exchange agent.

Generally, upon exchange, we will pay cash up to the aggregate principal amount of the Notes to be exchanged and pay or deliver, as the case may be, cash, shares of the Guarantor’s common stock or a combination of cash and shares of Guarantor common stock, at our election, in respect of the remainder, if any, of our exchange obligation in excess of the aggregate principal amount of the Notes being exchanged.

During the current open exchange period, we will settle our exchange obligation in excess of the aggregate principal amount entirely in shares of the Guarantor’s common stock. On May 15, 2020, we filed a registration on Form S-3 (File No. 333-231506) (the “Resale Registration Statement”), which became effective automatically upon filing, and related prospectus supplements related to the resale Guarantor’s common stock issuable upon exchange of the Notes. Shares of the Guarantor’s common stock, if any, issued upon exchange will bear a legend set forth in the Indenture restricting transfers unless the Holder is named in the Resale Registration Statement. Holders of Notes can be named in the Resale Registration Statement by following the procedures set forth in the Registration Rights Agreement, dated September 21, 2015, among the Company, the Guarantor, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, including providing a Notice and Questionnaire in the form attached hereto as Annex C.

2.5 Market for the Notes and the Guarantor’s Common Stock. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Stock and the market for similar securities. As of August 20, 2020, there was approximately $575.0 million aggregate principal amount of the Notes outstanding.

The Common Stock into which the Notes are exchangeable is listed on the NYSE under the symbol “EXR”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE:

	High	Low
Fiscal Year 2020
First Quarter	$115.81	$72.70
Second Quarter	$106.37	$80.86
Third Quarter (through August 20, 2020)	$106.36	$92.04

Fiscal Year 2019
First Quarter	$102.78	$86.99
Second Quarter	$110.79	$97.95
Third Quarter	$124.46	$104.22
Fourth Quarter	$117.84	$100.83

Fiscal Year 2018
First Quarter	$88.48	$77.53
Second Quarter	$101.96	$84.73
Third Quarter	$101.14	$85.33
Fourth Quarter	$99.99	$83.70

On August 20, 2020, the closing price of the Common Stock on the NYSE was $104.16 per share. As of August 19, 2020, there were approximately 129,069,911 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.

2.6 Redemption. Beginning October 5, 2020, the Notes are redeemable for cash at any time at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date; provided that we may not redeem any Notes prior to July 1, 2035 unless (1) we elect to settle our exchange obligation in respect of any Notes exchanged in connection with any such redemption entirely in cash or (2) an effective registration statement is available for the resale of shares of Guarantor’s common stock, if any, issuable upon exchange of the Notes in connection with any such redemption. In the case of any optional redemption, we will provide not less than 30 nor more than 60 calendar days’ notice before the redemption date to the Trustee, the paying agent and each holder of Notes, and the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

2.7 Ranking. The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness and to all liabilities and preferred equity of the Company’s subsidiaries.

2.8 Dividends. The Holders of Notes are not entitled to dividends. Upon exchange of the Notes into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

3. Procedures to be Followed by Holders Electing to Surrender Notes for Purchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender, and do not withdraw, the Notes on or before 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1 Method of Delivery. The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2 Agreement to be Bound by the Terms of the Put Option. By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Issuer Repurchase Notice;

•	you agree to all of the terms of this Issuer Repurchase Notice;

•	you have received this Issuer Repurchase Notice and acknowledge that this Issuer Repurchase Notice provides the notice required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Issuer Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company, the Guarantor and their respective directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Issuer Repurchase Notice;

•

you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

you understand that all Notes validly surrendered for purchase prior to 5:00 p.m., New York City time, on September 29, 2020 and not validly withdrawn prior to 5:00 p.m., New York City time, on September 30, 2020 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Issuer Repurchase Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Notes purchased pursuant to the Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to 5:00 p.m., New York City time, on September 30, 2020;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3 Delivery of Notes. Notes Held Through a Custodian. If you wish to surrender Notes pursuant to this Issuer Repurchase Notice and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. If you are a DTC participant who wishes to surrender Notes pursuant to this Issuer Repurchase Notice, you must surrender to the Company your beneficial interest in the Notes by electronically transmitting your acceptance through DTC’s PTOP system, subject to the applicable procedures of DTC, on or prior to 5:00 p.m., New York City time, on the Expiration Date. In surrendering through PTOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Put Option, including those set forth above under “ —Agreement to be Bound by the Terms of the Put Option.”

Notes Held in Certificated Non-Global Form. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, then any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Paying Agent prior to the Expiration Time.

All signatures on a Repurchase Notice must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Repurchase Notice need not be guaranteed if such Notes are surrendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4. Right of Withdrawal. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on September 30, 2020, which is the Business Day immediately prior to the Repurchase Date. In order to withdraw Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on September 30, 2020. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

This means you must deliver, or cause to be delivered, a valid withdrawal request through the PTOP system from the surrendering DTC participant before 5:00 p.m., New York City time, on September 30, 2020. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were surrendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through the DTC PTOP system by such participant under the same name as the participant’s name listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the surrender has succeeded to the beneficial ownership of the Notes.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures above, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 15.03 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on September 30, 2020.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on September 30, 2020.

5. Payment for Surrendered Notes. We will promptly forward to the Paying Agent, prior to 11:00 a.m., New York City time, on October 1, 2020 the appropriate amount of cash required to pay the Repurchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes prior to 5:00 p.m., New York City time, on September 29, 2020 and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on September 30, 2020.

The total amount of funds required by us to purchase all of the Notes is approximately $575.0 million (assuming all of the Notes are validly surrendered for purchase and accepted for payment).

6. Notes Acquired. Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company and the Guarantor. Except as publicly disclosed on or prior to the date of this Issuer Repurchase Notice, neither the Company nor the Guarantor currently has any plans which would be material to a Holder’s decision to surrender Notes for purchase in the Put Option, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company, the Guarantor or any of their subsidiaries;

•

any purchase, sale or transfer of a material amount of assets of the Company, the Guarantor or any of their subsidiaries (consistent with our growth strategy, we actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company or the Guarantor;

•

any change in the present board of directors or management of the Company or the Guarantor, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in the corporate structure or business of the Company or the Guarantor;

•

any class of equity securities of the Company or the Guarantor to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•

any class of equity securities of the Company or the Guarantor becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of the obligation of the Company or the Guarantor to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company or the Guarantor or the disposition of securities of the Company or the Guarantor; or

•	any changes in the charter, bylaws or other governing instruments of the Company or the Guarantor or other actions that could impede the acquisition of control of the Company or the Guarantor.

8. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. The Company is managed by the Guarantor through ESS Holdings Business Trust I, the Company’s sole general partner and a wholly-owned subsidiary of the Guarantor. Consequently, the Company does not have its own separate directors or executive officers. Except as otherwise disclosed below, based on a reasonable inquiry by the Company and the Guarantor:

•	none of the Company, the Guarantor nor their executive officers, directors, subsidiaries or other affiliates beneficially owns any Notes;

•	neither the Company nor the Guarantor will purchase any Notes from their executive officers, directors, subsidiaries or other affiliates; and

•	during the 60 days preceding the date of this Issuer Repurchase Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Guarantor is attached to this Issuer Repurchase Notice as Annex C.

9. Purchases of Notes by the Company, the Guarantor and its Affiliates. Each of the Company, the Guarantor and their affiliates, including the Guarantor’s executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option or the redemption discussed in Section 2.6 above, until at least the tenth Business Day after the Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price. Any decision to purchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10. Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Notes:

•	the Indenture; and

•	the Registration Rights Agreement, dated September 21, 2015, among Extra Space Storage LP, Extra Space Storage Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC.

All agreements involving other securities issued by the Company are described in detail in the documents incorporated by reference into this Issuer Repurchase Notice, and no provisions in such agreements are material to the Put Option or the Notes.

11. Material U.S. Federal Income Tax Consequences. The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Notes with respect to the Put Option. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, and S corporations, partnerships and other pass-through entities (or investors in such entities). In addition, this discussion does not address state, local or non-U.S. tax considerations with respect to the Put Option, U.S. federal tax considerations other than income taxation, or the Medicare tax on certain investment income. This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is or is treated as: (i) an individual who is a citizen or resident of the United States; (ii) a corporation that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is or is treated as an individual, a corporation or an estate or a trust that, in each case, is not a U.S. Holder.

If an entity treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding Notes are urged to consult their tax advisors.

U.S. Holders Who Surrender Their Notes for Repurchase

Sale of a Note Pursuant to the Put Option. The receipt of cash by a U.S. Holder in exchange for a Note pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder surrendering a Note generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received in exchange for such Note (other than any amount allocable to accrued but unpaid interest on the Note, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the cost of the Note, increased by any market discount previously included in the U.S. Holder’s income with respect to the Note, and reduced (but not below zero) by any payments received on the Note, other than payments of stated interest, and by any amortizable bond premium that an electing U.S. Holder has previously amortized. Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition by such U.S. Holder over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed below, gain or loss recognized by a U.S. Holder surrendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the sale. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Accrued and Unpaid Interest. Any amounts received pursuant to the Put Option that are attributable to accrued and unpaid interest on a Note will be taxable to a U.S. Holder as ordinary income when accrued or received (to the extent not previously taken into account) in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount. An exception to the capital gain treatment described above may apply to a U.S. Holder that purchased a Note at a “market discount.” Subject to a statutorily-defined de minimis exception, a Note has “market discount” if the U.S. Holder’s initial tax basis in the Note was less than the Note’s stated principal amount. Gain recognized by the U.S. Holder with respect to a

Note acquired with market discount in excess of the de minimis amount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method. Gains in excess of such accrued market discount will generally be capital gains, as discussed above.

Non-U.S. Holders Who Surrender Their Notes for Repurchase

Sale of a Note Pursuant to the Put Option. Subject to the discussion below regarding accrued interest, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale of a Note pursuant to the Put Option unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the gain is attributable;

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale, and certain other conditions are met; or

•	the Note constitutes a “United States real property interest,” or “USRPI,” within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”).

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Non-U.S. Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

In the event a Note constitutes a USRPI, any gain recognized on the purchase of a Note pursuant to the Put Option will be subject to tax in the same manner as an investment described in the first bullet point above, and amounts received with respect to the Note may be subject to withholding tax at a 15% rate. Notes held by a Non-U.S. Holder will be exempt from treatment as a USRPI under FIRPTA if the Guarantor is a domestically controlled qualified investment entity or if certain other requirements are met. The Guarantor will be a domestically controlled qualified investment entity if at all times during a specified testing period it is a real estate investment trust and less than 50% in value of its shares are and have been held directly or indirectly by non-U.S. persons.

The Guarantor believes that it currently is a domestically controlled qualified investment entity, and therefore no FIRPTA withholding will apply to any amounts paid pursuant to the Put Opinion to a Non-U.S. Holder with respect to the Notes. However, because the Guarantor’s common stock is publicly traded, there can be no assurance that the Guarantor is qualified or will continue to qualify as a domestically controlled qualified investment entity.

It is possible that the IRS could disagree with the position that the Guarantor is a domestically controlled qualified investment entity, in which case, unless a Non-U.S. Holder’s ownership of the Notes was otherwise exempt from treatment as a USRPI under FIRPTA, the Non-U.S. Holder would be liable for U.S. federal income tax under FIRPTA upon the purchase of the Notes pursuant to the Put Option and could be liable for interest and penalties if the Holder fails to timely file a U.S. federal income tax return and pay such tax when due.

Non-U.S. Holders are urged to consult their tax advisors as to whether the purchase of the Notes pursuant to the Put Option is exempt from U.S. federal income tax under FIRPTA.

Accrued Interest. Any amount received by a Non-U.S. Holder pursuant to the Put Option that is attributable to accrued interest that is not effectively connected with such Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the capital or profits of the Company;

•	the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation actually or constructively related to us (within the meaning of the Code); and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a “United States person” as defined in the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such Holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable income tax treaty or (2) such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States and, if required by an applicable income tax treaty, such Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which the interest is attributable), then, although exempt from U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder generally will be subject to U.S. federal income tax on that accrued interest at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are surrendered and accepted for payment pursuant to the Put Option may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient) with respect to any amounts received pursuant to the Put Option (including accrued interest). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder (i) establishes that it is a corporation or other exempt recipient or (ii) provides the applicable withholding agent with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Put Option, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN or IRS Form W-8BEN-E). However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-U.S. Holder pursuant to the Put Option, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the requisite information is timely provided to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, a debt obligation paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of interest on a Note. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of a Note on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

Holders Who Do Not Surrender Their Notes for Repurchase

A Holder whose Notes are not purchased by us pursuant to the Put Option will not incur any U.S. federal income tax liability as a result of the consummation of the Put Option.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PUT OPTION.

12. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Company and the Guarantor have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company, the Guarantor and their financial condition, and we incorporate by reference such documents herein:

•	The Annual Report on Form 10-K of the Guarantor for the year ended December 31, 2019;

•	The Quarterly Reports on Form 10-Q of the Guarantor for the quarterly periods ended March 31, 2020 and June 30, 2020;

•	The Current Reports on Form 8-K of the Guarantor dated February 18, 2020, March 16, 2020, and May 15, 2020; and

•

The description of the Guarantor’s Common Stock contained in the Guarantor’s registration statement on Form 8-A filed with the SEC on August 4, 2004, including any amendments or reports filed for the purpose of updating such description.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

The Schedule TO to which this Issuer Repurchase Notice relates does not permit forward “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.

13. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

14. Definitions. All capitalized terms used but not specifically defined in this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

15. Conflicts. In the event of any conflict between this Issuer Repurchase Notice on the one hand, and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, the Guarantor or its board of directors or employees, as applicable, are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Issuer Repurchase Notice. Each Holder must make such Holder’s own decision whether to surrender such Holder’s Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of the current market value and other relevant factors.

EXTRA SPACE STORAGE LP

EXTRA SPACE STORAGE INC.

ANNEX A

FORM OF REPURCHASE NOTICE

TO:	EXTRA SPACE STORAGE LP

WELLS FARGO BANK, N.A.

The undersigned registered Holder of the Note designated below hereby irrevocably acknowledges receipt of a notice from Extra Space Storage LP (the “Issuer”) regarding the right of Holders to elect to require the Issuer to repurchase their Notes and requests and instructs the Issuer to repay the entire principal amount of such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in cash, in accordance with the terms of the Indenture, dated as of September 21, 2015 (the “Indenture”), among the Issuer, Extra Space Storage Inc. and Wells Fargo Bank, N.A., at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Repurchase Date, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Notes shall be repurchased by the Issuer as of October 1, 2020, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture and the Issuer Repurchase Notice.

NOTICE: The signature below of the Holder of the Note designated below must correspond with the name as written upon the face of such Note in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)
Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

ANNEX B

FORM OF WITHDRAWAL NOTICE

TO:	EXTRA SPACE STORAGE LP

WELLS FARGO BANK, N.A.

The undersigned registered owner of the Note designated below hereby withdraws its election to require Extra Space Storage LP (the “Issuer”) to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Indenture, dated as of September 21, 2015 (the “Indenture”), among the Issuer, Extra Space Storage Inc. and Wells Fargo Bank, N.A. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Note Certificate Number (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

ANNEX C

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following tables set forth the names of each member of the Guarantor’s board of directors and each of the Guarantor’s executive officers:

Directors

Name	Title

Kenneth M. Woolley	Chairman of the Board
Joseph D. Margolis	Director and Chief Executive Officer
Joseph J. Bonner	Director
Gary L. Crittenden	Director
Ashley Dreier	Director
Spencer F. Kirk	Director
Dennis Letham	Director
Diane Olmstead	Director
Roger B. Porter	Director

Executive Officers

Name	Title

Joseph D. Margolis	Chief Executive Officer
P. Scott Stubbs	Executive Vice President and Chief Financial Officer
Matthew T. Herrington	Executive Vice President and Chief Operating Officer
Gwyn G. McNeal	Executive Vice President and Chief Legal Officer
Samrat Sondhi	Executive Vice President and Chief Marketing Officer

The business address of each person set forth above is c/o Extra Space Storage Inc., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah 84121 and the telephone number there is (801) 365-4600.